                                                                    EXHIBIT 10.3

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                                (DAVID J. PECKER)

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated February 24, 2003 by and between American Media, Inc. (the "Company") and David J. Pecker (the "Executive").

                  WHEREAS, the Company and the Executive are currently parties to an employment agreement dated as of February 16, 1999 (the "Prior Agreement") entered into in connection with the Agreement and Plan of Merger pursuant to which EMP Acquisition Corp. merged with and into the Company, with the Company constituting the surviving corporation;

                  WHEREAS, in connection with the transactions contemplated by the Agreement and the Plan of Merger dated on or about February 24, 2003 (the "Merger Agreement"), the Company and the Executive wish to amend and restate the Prior Agreement effective upon, and conditioned upon the occurrence of, the Closing as defined in the Merger Agreement;

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

                  1.       Effectiveness/Term of Employment.

                           a. Effectiveness. This Agreement constitutes a
binding obligation of the parties as of the date hereof; provided that notwithstanding any other provision of this Agreement, the operative provisions of this Agreement shall become effective only upon the occurrence of the Closing (as defined in the Merger Agreement) (such date being hereinafter referred to as the "Effective Date"), at which time, this Agreement shall supercede the Prior Agreement which shall thereupon be deemed to be terminated without further force or effect. In the event the Merger Agreement is terminated for any reason without the Closing having occurred, this Agreement shall be terminated without further obligation or liability of either party, in which event the Prior Agreement will remain in full force and effect in accordance with its terms.

                           b. Employment Term. Subject to the provisions of
Section 8 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on the fifth anniversary of the Effective Date (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement. Notwithstanding the preceding sentence, commencing with the first day after the fifth anniversary of the Effective Date and on each one year anniversary of such date thereafter (each an "Extension Date"), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days' prior written notice before the next Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, the term "Employment Term" shall include any extension that becomes applicable pursuant to the preceding sentence.

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                                                                               2

                  2.       Position.

                           a.       During the Employment Term, Executive shall
serve as the Company's Chairman, Chief Executive Officer and President. In such position, Executive shall report to the Board of Directors of the Company (the "Board") and the Board of Directors of EMP Group L.L.C. (the "EMP Board") and shall have duties, responsibilities and authority commensurate with his position as Chairman, Chief Executive Officer and President of the Company, subject to reasonable and customary oversight and review by the Board; provided that it is understood that while the day-to-day ordinary course operations of the Company will be managed by Executive without the requirement for approval of the EMP Board or the Board (x) the EMP Board (in consultation with Executive) shall establish the Company's overall strategic direction, and adopt the Company's business plan and annual budget and (y) approval of the EMP Board or the Executive Committee thereof (the "Executive Committee") shall be required prior to Executive's taking the actions described on Schedule I.

                  Executive shall be permitted, in Executive's sole discretion and without seeking approval of the Board or the EMP Board or Executive Committee, to award the officers specified in Schedule I (B)(iii) hereof (the "Senior Management Group") special bonuses not exceeding $200,000 in the aggregate in any calendar year for all such members of the Senior Management Group; provided, however, that no more than $25,000 may be awarded to any single member of the Senior Management Group in any calendar year (the "Special Bonuses"); provided, further, that the aggregate amount of any such Special Bonuses shall reduce the Management Bonus Pool (as defined in Section 5(a)) with respect to such calendar year.

                           b.       Executive also shall be a member of the
Board and the EMP Board at all times during which Executive is serving as the Company's Chief Executive Officer and President. While Executive remains an employee of the Company, Executive agrees to serve as a member of the Board and the EMP Board at no additional compensation.

                           c.       During the Employment Term, Executive will
devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would materially conflict with the rendition of such services either directly or indirectly, without the prior written consent of the EMP Board; provided that nothing herein shall preclude Executive from continuing to serve on the board of directors or trustees of any business corporation or any charitable organization on which he currently serves and which is identified on Exhibit A hereto or, subject to the prior approval of the EMP Board (which approval shall not be unreasonably withheld), from accepting appointment to any additional directorships or trusteeships (other than additional charitable or civic directorships which shall not require EMP Board approval), provided in each case, and in the aggregate, that such activities do not materially interfere with the performance of Executive's duties hereunder or conflict with Section 9.

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                                                                               3

                  3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of $1,500,000, payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the EMP Board.

                  4.       Bonus Opportunity.

                           a.       One-Time Transaction Bonus. No later than 30
days following the Effective Date, the Company shall pay the Executive a one-time transaction bonus in the amount of $1,600,000 (the "Transaction Bonus").

                           b.       Discretionary Bonus. In addition to any
other bonus described in this Section 4, the Executive Committee also may elect to pay the Executive such additional amounts in respect of his performance in a fiscal year as it shall determine appropriate (the "Discretionary Bonus"); provided, however, that in no event shall the amount of a Discretionary Bonus exceed $250,000 for any calendar year.

                  5.       Bonuses for Other Executives.

                           a. Bonus Pool For Other Executives. The Company shall
establish an annual bonus pool for Company employees (excluding Executive) of 3.0% of EBITDA each fiscal year during the Employment Term (the "Management Bonus Pool"), subject in each case, to reduction by the amount of any Special Bonuses awarded with respect to the applicable year pursuant to Section 2(a). Executive will be entitled to allocate the Management Bonus Pool to Company employees in such amounts as determined by the Executive and approved by the EMP Board. In addition, payment of any bonuses shall be contingent upon satisfaction of reasonable performance goals established by the EMP Board in consultation with Executive.

                           b. One-Time Transaction Bonus for Other Executives.
No later than 30 days following the Effective Date, the Company shall pay, in the aggregate, $710,000 in the form of one-time transaction bonuses to other selected members of the senior management team (the allocation of such bonuses to be mutually agreed by the Executive and the Executive Committee of the EMP Board).

                  6. Employee Benefits. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, customary health insurance and short term and long term disability insurance, retirement benefits and fringe benefits (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company, including a customary long-term disability plan for senior executives. Executive shall be provided with six weeks of paid vacation per year.

                  7.       Business Expenses.

                           a. Expenses. During the Employment Term, reasonable
business expenses incurred by Executive in the performance of his duties hereunder (including, without limitation, those expenses set forth on Schedule II hereto) shall be reimbursed by the Company in accordance with Company policies to be established by Executive, subject to approval by the EMP Board.

                           b. Specific Agreements Regarding Expenses. Without
limiting the generality of Section 7(a), Executive shall be entitled to (i) reimbursement for business travel expenses (including first class travel), (ii) reimbursement for the cost of cellular and home business telecommunication lines, (iii) use of a leased luxury car, including a driver, (iv) reasonable tax and investment management services up to an annual maximum of $30,000 for such services and (v) a tax gross-up payment with respect to items in clauses (i) through (iv) above (and the items set forth on Schedule II) to the extent necessary to offset any income taxes incurred by Executive with respect to such items.

                  8. Termination. Notwithstanding any other provision of this Agreement, Executive's entitlement to compensation and benefits following the termination of Executive's employment with the Company for any reason shall be limited to that set forth in this Section 8 as follows:

                           a.       By the Company For Cause or By Executive
Resignation Without Good Reason.

                           (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company for Cause (as defined below) or by Executive's resignation without Good Reason (as defined in Section 8(c)); provided that Executive will be required to give the Company at least 30 days advance written notice of a resignation without Good Reason.

                           (ii) For purposes of this Agreement, "Cause" shall
mean (i) Executive's conviction of, or plea of guilty or nolo contendere to, any felony which materially adversely affects the Company, (ii) Executive's wilful or gross misconduct in the performance of duties owed to the Company that is intended to materially adversely affect the Company or that Executive knew or should have known would have such effect or (iii) Executive's wilful refusal or wilful failure to substantially perform Executive's essential duties to the Company (other than due to Executive's illness); provided that prior to any termination pursuant to this clause (iii), (A) the Company must provide Executive with written notice specifically identifying the reasons the Company believes this clause (iii) is applicable and (B) Executive must have continued to wilfully refuse or wilfully fail to perform such essential duties for a 30 day period following receipt of such notice; and provided further that it is understood this clause (iii) shall not permit the Company to terminate Executive's employment for Cause because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, Executive in the good faith performance of Executive's duties to the Company. Any act or inaction believed in good faith by Executive to be in the best interests of the Company shall not be considered "wilful" for purposes of this Agreement.

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                                                                               5

                           (iii) If Executive's employment is terminated by the
Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive (x) the Base Salary through the date of termination and
(y) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company. Following such termination of Executive's employment by the Company for Cause or resignation by Executive without Good Reason, except as set forth in this Section 8(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           b.       Disability or Death.

                           (i) The Employment Term and Executive's employment
hereunder shall terminate upon his death and if Executive becomes physically or mentally incapacitated and is therefore unable for a period of 180 consecutive days or for an aggregate of 270 days in any 720 consecutive days period to perform his duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive by such physician shall be final and conclusive for all purposes of the Agreement.

                           (ii) Promptly, upon termination of Executive's
employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall be entitled to receive (x) the Base Salary through the date of termination, (y) such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans and arrangements of the Company, and
(z) any earned but unpaid portion of the Discretionary Bonus for the fiscal year in which such termination of employment occurs (which amount shall be "earned" as determined by the Company based on the achievement of the relevant performance criteria, prorated for the portion of the fiscal year during which Executive was employed by the Company). Following such termination of Executive's employment due to death or Disability, except as set forth in this
Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           c.       By the Company Without Cause or Resignation
by Executive for Good Reason.

                           (i) The Employment Term and Executive's employment
hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

                           (ii) For purposes of this Agreement, "Good Reason"
shall mean any of the following actions that is not cured within 30 days of written notice by Executive to the Company that specifies the grounds for Good
Reason:

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                                                                               6

                           (A) the assignment of any duties materially
inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement or any other action by the Company which results in a substantial diminution in such position, authority, duties or responsibilities;

                           (B) any reduction in the Base Salary or the Employee
Benefits guaranteed pursuant to Section 6;

                           (C) the Company's requiring Executive to be based at
any office or location other than one in South Florida, Fairfield County, Connecticut or the New York metropolitan area;

                           (D) any failure by the Company to have any successor
to the Company assume this Agreement by operation of law or otherwise; or

                           (E) the Company's failure to make available the
minimum amount of the Management Bonus Pool as set forth in Section 5, subject to meeting the applicable performance goals associated therewith; or

                           (F) the removal of Executive from the Board or the
EMP Board.

                           (iii) If Executive's employment is terminated by the
Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                           (A) Until the later of (x) twelve (12) months
following such termination and (y) the scheduled expiration of the Employment Term (determined without regard to Executive's termination of employment but excluding any further extensions of the Employment Term) (I) continued payment of the Base Salary; and (II) continued health, life insurance and disability benefits;

                           (B) Immediate vesting of all nonvested plan benefits
(or a cash payment in lieu thereof), including immediate vesting/exercisability of any stock options and other equity-based compensation of the Company;

                           (C) Outplacement services for twelve (12) months
following such termination;

                           (D) the Discretionary Bonus for the fiscal year in
which such termination occurs (which amount shall be determined by the Company based on the achievement of the relevant performance criteria) at such time as the Company makes such annual bonus payments to other senior executives; and

                           (E) In the event of a Change of Control (as defined
below), a golden parachute excise tax gross-up payment (the "Parachute Gross-Up"), if applicable (i.e, the payment of an amount, on an after-tax basis, necessary to make Executive whole for any excise taxes incurred by Executive pursuant to Section 4999 of the Internal Revenue Code in connection with such Change of Control), up to a maximum of $4,800,000, it being agreed that the calculation and payment of the Parachute Gross-Up shall be subject to the provisions of Exhibit B hereto; and

                           (F) such Employee Benefits, if any, as to which
Executive may be entitled under the employee benefit plans and arrangements of the Company.

                           Upon termination of Executive's employment by the
Company without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this section 8(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           (iv) "Change of Control" shall mean any transaction
or series of transactions described in Section 280G(b)(2)(A)(i) of the Code or any successor provision thereto, or the applicable final, temporary or proposed regulations thereunder.

                           d.       Expiration of Employment Term.

                           (i) Election Not to Extend the Employment Term by
Executive. In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive (x) the Base Salary through the date of such termination hereunder and (y) such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans and arrangements of the Company. Following such termination of Executive's employment hereunder as a result of Executive's election not to extend the Employment Term, except as set forth in this Section 8(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                           (ii) Election Not to Extend the Employment Term by
the Company. In the event the Company elects not to extend the Employment Term pursuant to Section 1, unless Executive's employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 8, Executive's termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive (w) the Base Salary through the date of such termination hereunder, (x) such Employee Benefits, if any, as to which he may be entitled under the employee benefit plans and arrangements of the Company, (y) subject to Executive's compliance with the provisions of Section 9(b), the Base Salary for a period of 6 months following termination of Executive's employment pursuant to this Section 8(d)(ii) and (z) a one time payment equal to 50% of any Discretionary Bonus paid to Executive for the year preceding Executive's termination pursuant to this Section 8(d)(ii) payable within thirty (30) days following the date of termination. Following such termination of Executive's employment hereunder as a result of the Company's election not to extend the Employment Term, except as set forth in this Section 8(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement

                           (iii) Continued Employment Beyond the Expiration of
the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Sections 9, 10 and 11 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

                           e.       Notice of Termination. Any purported
termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 12(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

                  9. Non-Competition; Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

                           a.       During the Employment Term and for a period
of twelve (12) months following Executive's termination of employment with the Company for any reason other than pursuant to Section 8(d)(ii), Executive will not directly or indirectly (i) engage in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company, (ii) enter into the employ of, or render any services to, any person engaged in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company, (iii) acquire a financial or equity interest, or otherwise become actively involved with, any person engaged in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company directly, or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (iv) interfere with business relationships between the Company and customers or suppliers of the Company or solicit, induce or entice any customers or suppliers of the Company to do business with any entity that competes with the DSI business of the Company or one or more of the properties or magazines of the Company; or (v) solicit, induce or entice any employee of the Company to leave his or her employment or hire any such employee who has left the employment of the Company within twelve (12) months after the date of his or her termination of employment.

                           b.       In the event Executive is terminated
pursuant to Section 8(d)(ii), Executive will not directly or indirectly for a period of six (6) months following such termination

(i) engage in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company, (ii) enter into the employ of, or render any services to, any person engaged in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company,
(iii) acquire a financial or equity interest, or otherwise become actively involved with, any person engaged in any publishing venture that directly competes with the DSI business of the Company or one or more of the properties or magazines of the Company directly, or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, (iv) interfere with business relationships between the Company and customers or suppliers of the Company or solicit, induce or entice any customers or suppliers of the Company to do business with any entity that competes with the DSI business of the Company or one or more of the properties or magazines of the Company, or (v) solicit, induce or entice any employee of the Company to leave his or her employment or hire any such employee who has left the employment of the Company within twelve (12) months after the date of his or her termination of employment.

                           c.       Notwithstanding anything to the contrary in
this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person and
(ii) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                           d.       It is expressly understood and agreed that
although Executive and the Company consider the restrictions contained in this
Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                  10. Confidentiality. Except as required by law, Executive will not at any time (whether during or after his employment with the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of the Company generally, or of any subsidiary or affiliate of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

                  11. Specific Performance. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach (other than any immaterial breach or immaterial threatened breach of Section 10), in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

                  12.      Miscellaneous.

                           a.       Governing Law. This Agreement shall be
governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                           b.       Entire Agreement/Amendments. This Agreement
contains the entire understanding of the parties with respect to the employment of Executive by the Company and, upon the occurrence of the Effective Date, shall supercede the Prior Agreement, which shall thereupon be terminated without further force or effect. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                           c.       No Waiver. The failure of a party to insist
upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                           d.       Severability. In the event that any one or
more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                           e.       Assignment. This Agreement shall not be
assignable by Executive. This Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Any assignment by the Company shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                           f.       No Mitigation. Except as otherwise expressly
provided in this Agreement, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

                           g.       Successors; Binding Agreement. This
Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                           h.       Notice. For the purpose of this Agreement,
notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the execution page of this Agreement, provided that all notices to the Company shall be directed to the attention of its General Counsel, with a copy to Evercore Partners, Inc., 65 E. 55 (th) Street, New York, New York 10022; Attention: Austin Beutner, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                           i.       Withholding Taxes. The Company may withhold
from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                           j.       Legal Fees. The Company shall reimburse
Executive for the reasonable fees of legal counsel in connection with the negotiation and preparation of this Agreement. In addition, the Company will reimburse Executive for all reasonable costs, including reasonable attorneys' fees, incurred by Executive in any action to enforce Executive's rights under this Agreement if Executive substantially prevails in such action.

                           k.       Counterparts. This Agreement may be signed
in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

American Media, Inc.

/s/ Michael Kahane                    /s/ David J. Pecker
---------------------                -------------------------------
By: Michael Kahane                        David J. Pecker
Title: Senior Vice President,
       General Counsel and
       Secretary

                                          Address: 5401 Northwest Broken Sound
                                                   Blvd.
                                                   Boca Raton, FL 33487

                                   SCHEDULE I
                                   (APPROVALS)

Please note that any definitions used in this Schedule I shall have the meaning given to them in the form of Fifth Amended and Restated Limited Liability Company Agreement and Investors Rights Agreement of EMP Group L.L.C. (the "LLC Agreement"), which is attached as Exhibit A to the Merger Agreement.

          (A) Actions Requiring Approval of the LLC Board:

              (i) declaration of voluntary bankruptcy, insolvency, reorganization or any assignment for the benefit of creditors;

              (ii) any merger, consolidation, exchange offer, recapitalization, liquidation or dissolution;

              (iii) the sale, transfer, grant of permission to use or disposal of or encumbrance of any assets outside ordinary course of business consistent with past practice;

              (iv) any transaction with an Affiliate of the LLC, the Company or any of the Company's subsidiaries other than (y) annual monitoring fees of the Evercore Member and the THL Member and (z) transactions entered into in the ordinary course of business, which are not material;

              (v) subject to the provisions of Section 10.7 of the LLC Agreement, amendments of (x) the LLC Agreement, (y) the certificate of incorporation of the Company and any of the Company's subsidiaries, and/or (z) bylaws of the Company and any of the Company's subsidiaries;

              (vi) acquiring or agreeing to acquire by merger, consolidation or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof; for the avoidance of doubt, (a) ordinary course transactions involving joint developments of published materials and (b) any other investments entered into the ordinary course of business so long as such investment is not material to the Company and its subsidiaries taken as a whole shall not require prior LLC Board approval pursuant to this clause (vi);

              (vii) the creation, incurrence, guarantee or assumption of any debt by the LLC, the Company or any of the Company's subsidiaries, except for borrowings under revolving credit facilities to fund working capital requirements;

              (viii) investments in any form in any entities other than existing wholly-owned subsidiaries of the LLC or newly-created subsidiaries of the LLC, which are approved by the LLC Board; provided, that, (a) ordinary course transactions involving joint developments of published materials and (b) any other investments entered into the ordinary course of business so long as such investment is not material to the Company and its subsidiaries taken as a whole shall not require prior LLC Board approval pursuant to this clause (viii);

              (ix) adoption of the annual operating budget and capital budget for the LLC, the Company or any of the Company's subsidiaries;

              (x) any change in the number of authorized members of the LLC Board, the Board of the Company, any board of directors of any of the Company's subsidiaries or any creation of new committees of the LLC Board, the Board of the Company or any board of directors of any of the Company's subsidiaries; and

              (xi) subject to this Agreement, any other actions determined by the LLC Board in its sole and absolute discretion.

         (B) Actions Requiring Approval by the LLC Executive Committee or the LLC Board:

              (i) authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any of Class A Units, Class B Units, such other Units as may be authorized by the LLC Board, any securities of the Company, any securities of any of the Company's subsidiaries or securities convertible into or rights, warrants, options to acquire any such Units or securities;

              (ii) material deviations from the annual operating budget or capital budget of the LLC, the Company or any of the Company's subsidiaries;

              (iii) the hiring or termination of any of the following officers of the Company and its subsidiaries, including: (A) the Executive Vice President/Editorial Director--Tabloids; (B) the Senior Vice President/Group Editorial Director of Shape, Fit Pregnancy and Natural Health; (C) the Executive Vice President/Chief Financial Officer; (D) the Executive Vice President/Chief Marketing Officer; (E) the President/Chief Executive Officer of Distribution Services, Inc.; (F) the Senior Vice President of Manufacturing; and
                     (G) the Senior Vice President and General Counsel;

              (iv) increase or otherwise modify the amount of base and bonus compensation paid to each of the officers listed in the immediately preceding clause (iii), except for certain annual aggregate bonuses not to exceed $200,000 total for all such officers, which aggregate annual bonuses not to exceed $200,000 may be determined solely by DJP;

              (v) the settlement of any litigation for a material amount or any settlement involving any significant restrictions on the LLC, the Company or any of the subsidiaries of the Company;

              (vi) any changes to the Company's or any of the Company's subsidiaries' periodical cover prices or material changes to discounts or other pricing terms with wholesalers or distributors;

              (vii) entering into or amending in any material respect any material contracts or commitments by the LLC, the Company or the Company's subsidiaries, in each case other than any such contract entered into or amended, as applicable, in the ordinary course of business consistent with past practice;

              (viii) expansion of the business of Distribution Services, Inc. to convert Distribution Services, Inc. to a national distributor; and

              (ix) subject to this Agreement, any other actions requiring LLC Board approval, which may be delegated to the LLC Executive Committee, which delegation shall be determined by the LLC Board in its sole and absolute discretion.

                                   SCHEDULE II
                                   (EXPENSES)

                  The following items shall be reimbursable under the expense reimbursement policy of the Company:

1. Charter flights or use of private aircraft in the discretion of Executive in connection with the performance of Executive's duties to the Company, provided that the Company's net reimbursement obligation to Executive for expenses incurred in connection with charter or private aircraft shall not exceed $200,000 per annum.

2. Reasonable gifts presented by Executive to clients and Company employees.

3. Dues and membership fees for a country club of Executive's choosing in the New York metropolitan area or Florida.

4. Business-related flights to London or Paris may be made on the Concorde.

5. Up to 17 round trip flights per year for Executive's spouse between New York and Florida and all other flights for Executive's spouse travel if Executive reasonably determines that his spouse's presence on the trip promotes a business interest of the Company.

                                    EXHIBIT A
                               (OTHER ACTIVITIES)

DEA Foundation
Madison Square Boys and Girls Club

                                    EXHIBIT B
                              (PARACHUTE GROSS-UP)

                  In the event the provisions of Section 8(c)(iii)(D) of the employment agreement to which this Exhibit B is a part shall become applicable, then the following provisions shall apply:

                  (a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates (including Evercore Capital Partners, L.P. and its affiliates) to or for Executive's benefit (other than any amounts payable pursuant to this Exhibit B) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount equal to the lesser of
(i) $4,800,000 and (ii) the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

                  (b) All determinations required to be made under this Exhibit B, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors (the "Auditor"). The Auditor shall provide detailed supporting calculations to both the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit B, shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf) within 5 days of the receipt of the Auditor's determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf), the Company may require Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive's behalf, in which event the provisions of paragraph (c) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor's calculation of the Gross-Up Payments (an Underpayment"). In the event that the Company exhausts its remedies pursuant to this Exhibit B and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive's behalf).

                  (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up

Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which it gives such notice to the Company )(or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information in his control or possession reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Exhibit B, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the Executive's receipt of an amount advanced by the Company pursuant to this Exhibit B, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive's receipt of an amount advanced by the Company pursuant to this Exhibit B, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company's receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.